Exhibit 99.3

Interim Analysis of Anti-Cancer Vaccine, BiovaxID, to be Conducted

Independent Data Monitoring Committee Requests Data Lock and Report of Interim Analysis

BiovaxID Phase 3 Clinical Trial Has No Identifiable Safety Concerns

Worcester, MA—June 13, 2007 — Biovest International, Inc. (OTCBB: BVTI), a majority owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI) announces a milestone in its effort to gain accelerated conditional approval for BiovaxID™. The independent Data Monitoring Committee (DMC) has requested an interim analysis of all primary and secondary endpoints. The DMC is the independent committee that is responsible for safety and efficacy reviews of the BiovaxID Phase 3 Clinical Trial. Further, the DMC has requested data lock to occur in September 2007 to facilitate this interim analysis.

Additionally, the DMC has informed the Company that, after its review of unblinded data for the BiovaxID Phase 3 Clinical Trial, there are no identifiable safety concerns related to this therapy. The company believes that BiovaxID’s strong safety record will be supportive of its planned application for accelerated conditional approval of BiovaxID.

BiovaxID is an anti-cancer vaccine that is in pivotal Phase 3 Clinical Trial for the indication of non-Hodgkins lymphoma (NHL). BiovaxID is a personalized, patient specific vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating NHL, BiovaxID is designed to kill only cancerous B-cells. The BiovaxID Phase 3 clinical trial is being conducted at fourteen oncology centers within the United States and nineteen centers in Russia.

The Chairman of the DMC, Dr. Gerry Messerschmidt, MD, FACP, stated, “There are no identifiable safety concerns in the current BiovaxID Phase 3 pivotal Clinical Trial at this time in our data review. To facilitate Biovest’s regulatory agency discussions and petitions based on its announced decision to seek accelerated conditional approval of BiovaxID, the DMC has requested that the database be fully updated and appropriate analyses of all enrolled/randomized patients to-date be performed for “DMC-only” closed session review at the Committee’s next scheduled meeting in September 2007. At that time, the independent committee will explore possible mechanisms of unblinded data review with regulatory agencies.”

Dr Messerschmidt further stated, “The DMC recommends continuation of the Trial with the following changes: that the CHOP-R induction chemotherapy arm (the current Standard of Care) remain open and active; the PACE therapy arm of the study be discontinued, with protocol- defined follow-up of all current PACE patients enrolled.”

Applications for accelerated conditional approval of BiovaxID are planned to be submitted to both the Food and Drug Administration (FDA) and European Medicines Agency (EMEA) by mid-2008. The DMC has agreed to serve as a liaison between the Company and the FDA and the EMEA. If conditionally approved by the target date of mid-June 2008, BiovaxID would be commercially available in early 2009.

Dr. Steven Arikian, Chairman and CEO of Biovest, stated that “The Phase 2 efficacy and safety data, combined with the Phase 3 safety data, blinded disease progression data, and third-party published data, reinforce our confidence that this anti-cancer vaccine is effective and the risk-benefit of BiovaxID in defeating NHL will be proven. Our follow-up data, which was generated during the National Cancer Institute (“NCI”) Phase 2 Clinical Trial, is now 10 years mature and our initial Phase 3 Clinical Trial patients will be 7 years mature at the data lock scheduled for September of this year. We believe that our robust and lengthy follow-up data, which covers over 200 patients in the Phase 2 and Phase 3 Clinical Trials to date, will be helpful in supporting our application for accelerated conditional approval of BiovaxID. Pursuant to the DMC’s request, we plan to submit a comprehensive interim analysis to the DMC in September 2007.”

Dr. Arikian added that, “We are pleased with the independent confirmation of BiovaxID’s overall safety profile in its ongoing Phase 3 Clinical Trial. We are committed to getting BiovaxID to NHL patients as soon as possible. The support being offered by the DMC in upcoming discussions with the FDA and EMEA is of the utmost importance in achieving this goal.”

About Biovest International, Inc.

Biovest International, Inc., is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI ) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. For further information, visit the Company Web site at www.biovest.com.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID™ and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Biovest International, Inc., New York, NY

Steven Arikian, MD

Chairman and Chief Executive Officer

Tel 212 686 4100 ext 8640

sarikian@biovest.com

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, Ph.D.; 813-864-2554-Extension 277

sbonitz@accentia.net

Investors:

The Investor Relations Group, New York

Adam S. Holdsworth, 212-825-3210

or

Media:

Janet Vasquez, 212-825-3210